UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Homeland Energy Solutions, LLC
(Name of Registrant as Specified In Its Charter

Jerry A. Calease
(Name of Person(s) Filing Proxy Statement, if other than the Registrant

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Additional Soliciting Materials

On March 2, 2018, Homeland Energy Solutions, LLC (the "Company") filed a Definitive Proxy Statement for the Company's 2018 Annual Meeting to be held on April 12, 2018 (the "Proxy Statement"). On March 5, 2018, Jerry A. Calease sent out a letter in regards to the 2018 Annual Meeting. The letter is set out in the attached exhibit.

Homeland Energy Solutions LLC Shareholders,
I am writing today to encourage you to vote at the upcoming Homeland Energy Solutions board of directors election. I am very passionate about our company’s future and the renewable fuels industry in general.
Like many of you, my wife Kathy and I are farmer investors that made a decision to invest in Homeland Energy Solutions to bring another market to our area for the corn we produce. We also invested to bring excellent employment opportunities to our local communities and to hopefully have a good return on our investment! We can all be proud that Homeland Energy Solutions has been very successful in excelling in those goals.
As Homeland Energy Solutions looks for the future we must look for new technologies for efficiency of ethanol production. We will need to explore every option globally to work with our marketing partners to develop new markets for higher blends of ethanol. Only with marketing our ethanol and by-products at higher prices will we be able to pay a better price to our area producers for their corn. I believe it is very important to have a farmer producer perspective on the Homeland Energy Solutions board of directors.
Having 15 years experience in the ethanol business, I have witnessed the cyclical nature of the commodities we deal in. I was fortunate to serve as your elected director when Homeland Energy Solutions made substantial growth in our equity position by reducing debt. I also served on the Friends of Homeland committee to help pass an amendment to the operating agreement.
It is my hope that you have confidence in me to serve as your director on the Homeland Energy Solutions board of directors. Please be sure to VOTE!
Sincerely,
Jerry A. Calease